Exhibit 10.5

MINISTRY OF TRANSPORT – MT

DOCK COMPANY IN THE STATE OF BAHIA – CODEBA

PORT AUTHORITY

CONTRACT N.0 024/2002

REF: PROCESS N.0 113/2002- SEDE

“CONTESTED BID” N0 009/2002

CONTRACT BETWEEN COMPANHIA DAS DOCAS DO ESTADO DA BAHIA - CODEBA AND THE CHEMICAL TERMINAL OF ARATU S.A. TEQUIMAR, FOR THE LEASING OF AN AREA FOR THE COMMERCIAL EXPLOITATION OF PORT INSTALLATIONS CONSTITUTED IN AN AREA IDENTIFIED AS PA88 CBOO 7004 REV.3, WITH 84,421.49 M2, LOCATED IN THE PORT OF ARATU, IN THE MUNICIPALITY OF CANDEIAS - BAHIA, THE OBJECT OF TENDER CONTRACT -CONTESTED BID N0. 009/2002.

COMPANHIA DAS DOCAS DO ESTADO DA BAHIA—CODEBA, Port Authority, a multi-purpose listed company, with its head office at Av. da Franca, N.0 1.551, Estação Marítima Visconde de Cairu, Comercio, in the city of Salvador, in the state of Bahia, registered under CNPJ/MF No. 14.372.148/00 01-61, hereinafter denominated simply as CODEBA, in this instrument represented by its Director President, AFRISIO VIEIRA LIMA, and the Director of Administration and Finance, JOEL LOPES FERNANDES, with the aim of implementing “THE PROGRAM OF THE LEASING AREAS AND INSTALLATIONS OF CODEBA - PROAP – BAHIA” and the CHEMICAL TERMINAL OF ARATU S.A. TEQUIMAR, headquartered at Via Matoim,s/no, Porto de Aratu, Municipality of Candeias, in the state of Bahia, registered under CNPJ/MF No. 14.688.220/0001-64, hereinafter denominated as TEQUIMAR, represented in this instrument by Director Superintendent MARCOS MARINHO LUTZ, CPF/MF no 147.274.178-12 and by its General Manager CARLOS ALBERTO TESSAROLLO WINTER, CPF.MF no. 042.048.677-15, winner of Contested Bid no 009/2002, signed under this Contract, with the following clauses and conditions:

CLAUSE ONE - OBJECT OF THE CONTRACT

The object of this Contract, the leasing of port installations in an area of 84,421.49 m2 for commercial exploitation, located in the Port of Aratu, complying rigorously with the terms contained in the tender for Contested Bid N0 009/2002, and its annexes.

PARAGRAPH ONE

The tender document and proposal for the Contested Bid n0 009/2002 are an integral part of this contract.

PARAGRAPH TWO

The PORT INSTALLATIONS are to be commercially exploited, operated, conserved improved and enlarged by TEQUIMAR during the leasing period, under the terms defined in this Contract.

PARAGRAPH THREE

TEQUIMAR should adopt the customs measures necessary for the enclosures hereby leased, in combination with the Offices of the Federal Tax Authority, under the terms of the applicable legislation.

CLAUSE TWO - ANNEXES OF THE CONTRACT

The following ANNEXES form an integral part of this Leasing Contract:

I.	ANNEX I:	Drawing code – Plan PA88 CB00 7004 REV.3;

II.	ANNEX II:	Company bylaws of TEQUIMAR

III.	ANNEX III:	Certificate of the Port Operator or contract with pre-qualified Port Operator, respecting the conditions in the TENDER DOCUMENT;

IV.	ANNEX IV:	Economic and Financial Asset Evaluation Report of the area PA88 CB00 7004 REV.3; and

V.	ANNEX V:	Plan and Work Methodology drawn up by TEQUIMAR and approved by CODEBA

CLAUSE THREE - MINIMUM CONTRACTUAL VOLUME OF GOODS HANDLED

TEQUIMAR, under the terms of its proposal, guarantees the Minimum Contractual Volume of Goods Handled - of 900,000 (nine hundred thousand) tons a year.

PARAGRAPH ONE

From the moment of signing of this contract, CODEBA will proceed with an annual balancing of accounts, determining that if the volume of goods handled is lower than that established in this Clause, TEQUIMAR, will be obliged to pay a contractual fine equivalent to the sum of the charges I.1 and I.3 in the Port Tariff Table in force, applied on the difference between the volume of goods actually handled and the figure defined as the Minimum Contractual Volume of Goods Handled, cited at the beginning of this clause.

PARAGRAPH TWO

Evaluation of the Minimum Contractual Volume of Goods Handled will be carried out, excluding those days when no work has been carried out, and which have prejudiced the operations of TEQUIMAR, as a result of an Act of God, as defined under the terms of the Brazilian Civil Code.

PARAGRAPH THREE

To calculate the days not worked, as a result of force majeure or Act of God and which have prejudiced its operations, TEQUIMAR must send a written report to CODEBA not later than 7 (seven) days after its occurrence, for analysis and formal acceptance, in the event of antecedence.

PARAGRAPH FOUR

For the purposes of fulfilling the conditions stipulated in the first paragraph of this clause, only the volume of goods handled that have been unloaded from ships, or due to be loaded onto ships will be considered.

CLAUSE FOUR - INVESTMENTS BY THE LESSOR

TEQUIMAR is obliged to carry out a minimum investment in revertible assets, of 4% (four percent) of the total fixed assets, for the maintenance of the property, (average useful life of equipment for 25 years).

CLAUSE FIVE - THE WORKS

The works, installations and equipment identified as necessary for the enlargement and modernization of the port, must be submitted, in writing, by TEQUIMAR for prior approval by CODEBA.

PARAGRAPH ONE

All alterations or modifications that are likely to be carried out to the PORT INSTALLATIONS herein leased, must be submitted for approval by CODEBA.

PARAGRAPH TWO

CODEBA must make its position known on the said the works, installations and equipment presented by TEQUIMAR, within a maximum period of 1 (one) month from the date of its receipt, giving its acceptance. In the event of non-acceptance, it must provide the reason for this, granting another period of up to 2 (two) months, for its re-presentation. The works, purchases and services may only be started after final approval by CODEBA.

PARAGRAPH THREE

The installations in general, must be planned conforming to the safety norms and building and technical standards set out under the Norms, Specifications, Standardised Methods, Terminology and Symbology established by the Brazilian Association of Technical Norms - ABNT, adopted for the area that is the object of this contract.

PARAGRAPH FOUR

TEQUIMAR has exclusive and sole responsibility for the works and services to be carried out as part of the leasing contract or for their ill-timed or unsatisfactory execution, and will answer for any possible losses or damage caused to CODEBA or third parties. To this end, TEQUIMAR must make provision for, in its cost planning, for the contracting of appropriate insurance, as set out in Clause Thirty-six of this Contract.

PARAGRAPH FIVE

Upon completion of any works, TEQUIMAR must present CODEBA with the plans “as built”, of the said works, be they of a civil, mechanical or electrical nature.

PARAGRAPH SIX

TEQUIMAR is obliged to repair, correct, remove, rebuilt or replace, at its expense, all or part of the works and services carried out from the date of the signing of this Leasing Contract, any faults, defects or errors that are found, upon the request of CODEBA.

CLAUSE SIX - FINANCING OF THE WORKS

The onus of obtaining and paying off all the financing necessary for the construction, installation, maintenance, operation and expansion of these installations, which are the object of this contract, shall be TEQUIMAR’s sole and exclusive responsibility.

CLAUSE SEVEN - PAYMENT

As bound by this contract, TEQUIMAR will pay CODEBA, observing the terms in Clause Nine—covering Adjustments to Payments, the amounts calculated as follows, based from the month of the signature of this contract:

I.	The price for the leasing of the area is R$ 0.75 per m2 (seventy-five centavos per square meter), in 240 (two hundred and forty) consecutive monthly installments of a minimum value of R$63,316,12 (sixty-three thousand three hundred and sixteen reais and 12 centavos), adding up to a total estimated Net Present Value (NPV) R$4,988,963.67 (four million, nine hundred eighty eight thousand, nine hundred and sixty-three reais and sixty-seven centavos), in accordance with that set out in line “a” of item 70 of the Tender Document;

II.	TEQUIMAR shall pay CODEBA the amount of R$1.40 (one real and forty centavos) per ton shipped, in accordance with the rate established for the partial use of Ground-Based Infrastructure, (Table I.3 of the Tariff in force).

III.	For the use of the other services placed at the disposal of TEQUIMAR, by CODEBA, the items set out in the Port Tariff in force at the time, ratified definitively by CAP - The Port Authority Council of the Organized Port of Salvador and Aratu, with respective additions.

PARAGRAPH ONE

The amount of the Down Payment shall be R$90,034,006.97 (ninety million, thirty four thousand and six reais and ninety-seven centavos), however TEQUIMAR being exempt from paying this amount owing to the fact of it being the former leaser of the area under the terms of the line “d” of item 70 In the Contested Bid Tender Document 009/2002. Such charges have been definitively evaluated after the calculation of the necessary amortization and depreciation verified to the original amount, as set out under articles 30 and 31 of Decree no 2594/98 and by the Economic and Financial Assets Valuation Report (Annex IV).

PARAGRAPH TWO

The value of the premium set out in line “c”, of item 70 in the Tender Document, has already previously been paid by TEQUIMAR.

PARAGRAPH THREE

The water and electricity consumed in serving the area leased will be supplied by CODEBA, paying to TEQUIMAR that which is owed, according to the prices in force on the date of the respective bill. In the event of CODEBA failing to provide the supply, will automatically authorise the installation, by TEQUIMAR, of its own water and electricity supply networks, to be used in the area leased, independently of the networks used by CODEBA, the payment for this installation and respective consumption being the sole and exclusive responsibility of TEQUIMAR.

CLAUSE EIGHT - CONDITIONS OF PAYMENT

a)	the amounts referring to the corresponding monthly instalments in item “I” of Clause Seven, with a due period of 5 (five) working days counting from the date of presentation, by CODEBA, of the respective invoice to TEQUIMAR, the first falling due 30 (thirty) days after the signing of this Contract;

b)	the amounts corresponding to items “I” and “II” of Clause Seven, must be paid on the due dates and the amounts contained in the invoices or other pertinent document issued by CODEBA, must be paid 7 (seven) consecutive days prior to the due date.

PARAGRAPH ONE

Any possible differences verified between the amounts paid and the amount actually owed, shall be corrected on the same basis used for the initial invoices and in as short a time as possible.

PARAGRAPH TWO

If any delay should occur in settlement of any pecuniary obligations established in this Contract, the debt shall be corrected according to the variation in the TR index on a pro rata basis, with an additional 1% (one percent) a month, under the terms of the legislation in force, without affecting the other penalties set out in this Contract.

PARAGRAPH THREE

The collection of any sum due and not paid for by TEQUIMAR shall be carried out through court proceedings, always assuming that use of normal administrative channels have not produced the desired effect.

PARAGRAPH FOUR

TEQUIMAR is responsible for the payment of the obligations established in this instrument, respecting the price correction limits and the payment periods established for the settlement of debts outstanding.

PARAGRAPH FIVE

Any possible disputes all returned bills shall be previously analyzed by CODEBA, and in the event of there being an impasse, the amounts must be deposited, by TEQUIMAR, in the Treasury of CODEBA, within the time limits established and for the amounts invoiced.

CLAUSE NINE - READJUSTMENTS TO AMOUNTS

The amounts indicated or cited in this instrument, conforming to the legislation in force at the time, shall be readjusted:

I.	Those that are in remuneration for services provided by CODEBA, the items “II” and “III” of Clause Seven, under the same conditions applied to the Port Tariffs and respecting the same dates; and

II.	All those other amounts referred to in item “I” of Clause Seven, in accordance with the variation in the IGP-DI (General Price Index -Available Domestically), calculated according to the Getulio Vargas foundation, applied as below, at periodic intervals equal to the minimum defined by the legislation:

V = R. I-IO

             IO

where:

V - the amount of adjustment sought

R - is the value to be readjusted

Io - is the initial index, corresponding to the month of the presentation of the COMMERCIAL PROPOSAL; and

I - is the index and relative to the month of readjustment.

III.	The maximum prices to be charged to third-party users of the port handling services, set out in the table which is referred to in Clause Fourteen, after running for 2 (two) years, if altered, must be readjusted in accordance with the periodic intervals established under the applicable legislation, according to the variation in the IGP-DI index published by the Getulio Vargas Foundation.

IV.	Always when circumstances that alter the initial economic-financial equilibrium occur, there will be the possibility of revising the maximum prices practice, either down or up, depending on the case, based on the variation is shown in the spreadsheets drawn up by the leaser, approved by CODEBA. All conforming to Decision no 958/99 of the TCU (Federal Union Accounts Tribunal) – Plenarium.

PARAGRAPH ONE

For the purposes of the adjustments which are the subject of this Clause, the following definitions shall be adopted:

I.	Periodic interval: is the time interval between readjustments being applied;

II.	Index relative to the adjustment month: is the IGP-DI, calculated by the Getulio Vargas Foundation, for the month in question;

III.	Initial index: is the IGP-DI, for the month of the starting date; and

IV.	Starting Date: is the initial date for the calculation of the readjustment variation index, in other words, the date of the presentation of the COMMERCIAL PROPOSAL.

PARAGRAPH TWO

The first adjustment will occur within 12 (twelve) months after the date of the signing of this Contract.

PARAGRAPH THREE

In the hypothetical event of the IGP-DI ceasing to exist, the official index that replaces it will be adopted.

CLAUSE TEN - LEASING PERIOD

The leasing period is for 20 (twenty) years, renewable for an equal period, according to the Law and, in agreement between the parties, as set out below:

PARAGRAPH ONE

The term of the leasing period is counted from the date of the signing of this Contract.

PARAGRAPH TWO

The leasing-period term shall be extended, once only, for a period equal to the original contract, in other words 20 (twenty) years, at the request in writing of TEQUIMAR, under the following conditions:

I.	The request to renew, if required by TEQUIMAR, must be made at least 12 (twelve) months before the end of the contract expiry date, it being understood that failure to do so means that no renewal is intended;

II.	In its analysis of the purposes of leasing period renewal, CODEBA will take into consideration the performance of TEQUIMAR, in terms of its fulfilment of the targets set out, with regard to the operation, quality, service to users and preservation of the environment;

III.	The amounts to be paid to CODEBA will be defined based on the market conditions, at the time of the extension of the least, never being lower than the previous value paid.

IV.	The conditions of renewal will be negotiated between TEQUIMAR and CODEBA, based on requirement.

CLAUSE ELEVEN - THE MERCHANDISE MANIFEST

TEQUIMAR is obliged to provide CODEBA, within a period of 5 (five) working days, from the date of the effective sealing of each ship, detailed information about the quantity of merchandise handled and/or stocked in the leased area, also providing closures over monthly and annual periods, preferably via computerized means.

CLAUSE TWELVE - THE QUALITY OF THE OPERATION

CODEBA, through its competent entities, will permanently accompany the port operations in the leased area, with the aim of evaluating the quality of the services provided.

PARAGRAPH ONE

TEQUIMAR is obliged within a period of 5 (five) years from the date of the signing of this Contract, to obtain and maintain ISO 9000 certificate and ISO 14000 certificate within 7 (seven) years, as an integral part of this instrument, also implementing the other quality norms determined by the Competent Authorities.

PARAGRAPH TWO

Within a period of 12 (twelve) months from the date of the signing of this Contract, TEQUIMAR should present CODEBA the program for obtaining its ISO 9000 certificate and the program for obtaining its ISO 14000 certificate within 36 (thirty six) months, as well as the schedules for their implementation, which should be carried out in the maximum term stipulated in the previous Paragraph, or the Contract can be revoked.

CLAUSE THIRTEEN - THE CARRYING OUT OF PORT OPERATIONS

The exploration of leased PORT INSTALLATIONS requires the carrying out of port operations by a pre-qualified Port Operator, in accordance with the applicable legal, regulatory and technical norms, particularly Article 8 of Law 8,630/93.

PARAGRAPH ONE

The exploration of services should satisfy the regulatory conditions, as well as those of continuity, efficiency and updating, with management by TEQUIMAR with sole command of all operations. TEQUIMAR should provide adequate services for all users, whoever they are.

PARAGRAPH TWO

For the purposes of complying with Paragraph One in this Clause, the following should be considered:

I.	Regularity: the provision of services under the conditions established in the Regulation for Exploration in the Organized Port of Aratu, in this Contract and the applicable technical norms;

II.	Continuity: the permanent maintenance of the services offered;

III.	Efficiency: the carrying out of the port operations and services in accordance with the applicable technical norms and to satisfactory standards, which seek to ensure the permanent quality of excellence and ensure the quantitative and qualitative compliance with the objectives and targets of the lease agreement; and

IV.	Updating: ensure the state of the art nature of the techniques, equipment and installations and their conservation and maintenance, as well as the improvement and expansion of services as required by the users’ necessities.

CLAUSE FOURTEEN - PRICE STRUCTURE FOR THE SERVICES PROVIDED

TEQUIMAR will draw up, justifying using spreadsheets of costs, a table of maximum prices to be charged to third parties, for each of the handling and storage services provided for merchandise, either to be shipped out or delivered by waterway transport, that should be maintained for a period of 2 (two) years, emphasizing the necessary readjustments to be made as defined in item “III” of Clause Nine, as well as the possible necessity for preserving the contractual economic and financial equilibrium.

SOLE PARAGRAPH

According to the equity, economic and financial evaluation report carried out by external consultants and an integral part of this Contract, the maximum prices cannot exceed the following limits:

Service	Value/Capacity/Period
Movement and storage of ethylene glycol monostearate (meg)	R$	36.78 m³/month
Movement and storage of the current mix of products	R$	21.25 m³/month

CLAUSE FIFTEEN - OPERATIONS IN EMERGENCY SITUATIONS

CODEBA, in the event of an emergency or public calamity, as and when characterized by requiring urgent attention and that could prejudice or compromise the safety of personnel, works, services, equipment and other goods, either public or private, and only for the necessary purposes of complying with the emergency situation, as well as dealing with situations that put the distribution of merchandise for essential consumption and use by the population at risk, can determine that TEQUIMAR deal with the movement and storage of merchandise either to be shipped out or delivered by waterway transport, while the emergency situation or public calamity is dealt with.

SOLE PARAGRAPH

For the purposes defined in the above item of this Clause, TEQUIMAR will be paid back for the services and port operations it provides directly by the owners or consignees of the merchandise handled or stored, according to the agreement made between the two parties. If no agreement was made, the payment will be made based on the average prices paid for such services in the Port of Aratu.

CLAUSE SIXTEEN - EXCLUSIVITY

TEQUIMAR is ensured exclusivity for handling all PORT OPERATIONS in the area of the leased installations.

CLAUSE SEVENTEEN - THE ASSUMPTION OF RISK

TEQUIMAR will assume, as far as this Contract is concerned, full responsibility for all the risk inherent in any leasing arrangement.

CLAUSE EIGHTEEN - RIGHTS AND OBLIGATIONS OF CODEBA

I.	Permanently supervise the faithful compliance of TEQUIMAR’s obligations, as applicable to the leasing arrangement, to the laws and regulatory norms of the Port and the Contract.

II.	apply the regulatory and contractual penalties;

III.	eliminate the Leasing Contract in the cases it is included;

IV.	permanently supervise the operations the object of this Contract, overseeing the quality, safety and the respect for the environment;

V.	maintain the access channel and mooring quay in navigable conditions as well as the port development basin, and

VI.	intervene in the works and services being carried out so as to ensure that third party rights are not prejudiced, with entry forbidden, for example to the leased area of land;

CLAUSE NINETEEN - RIGHTS AND OBLIGATIONS OF TEQUIMAR

TEQUIMAR is required to:

I.	comply and make comply with the contractual clauses and regulatory norms in the leasing agreement;

II.	carry out docking operations in accordance with the applicable legal, regulatory and technical norms;

III.	maintain an up-to-date inventory and record of the goods linked to the leasing agreement;

IV.	grant free access to those in charge of supervision to the works, equipment, installations, areas and operations;

V.	provide all and any information of interest to the Port Authority and other interested Authorities, including those of specific interest to National Defence, for the effects of mobilization as stated in existing Brazilian law;

VI.	oversee the integrity of the goods linked with the Leasing Contract;

VII.	rigorously adopt and comply with the necessary measures for customs checks of the merchandize, vehicles and personnel, including the recommendations of the respective authorities;

VIII.	support the actions of the authorities and representatives of Public Power, particularly the police, fire brigade, civil defense, health and the environment;

IX.	oversee the protection of natural resources and ecosystems, and take responsibility for obtaining the licenses required by the environmental protection agencies;

X.	raise, apply and manage the financial resources necessary to complete the objectives of this present Contract; and

11

XI.	stimulate labour productivity, as well the optimal use of the equipment and installations during the leasing period.

CLAUSE TWENTY - RESPONSIBILITIES OF THE LEASER TO CODEBA AND THIRD PARTIES

TEQUIMAR is responsible for the labour charges, social security, tax, fiscal and commercial costs resulting from the implementation of the Leasing Contract, except for legal exceptions.

PARAGRAPH ONE

TEQUIMAR will assume responsibility, in legal terms, for any damage caused to CODEBA and third parties in the carrying out of leasing activities, and CODEBA is not liable for any responsibility either direct or indirect.

PARAGRAPH TWO

TEQUIMAR will also assume responsibility in the terms of the consigner/commission agent relationship, for the losses caused to third parties by the entities that are contracted to carry out activities linked to the leasing arrangement.

CLAUSE TWENTY ONE - LEASING CONTRACTS WITH THIRD PARTIES

Without affecting or reducing the responsibilities determined in this Contract, TEQUIMAR can contract third parties for the development of activities inherent, accessory or complementary to the leasing agreement, as well as for the implementation of associated projects, as long as they do not compromise the commitments assumed in this Contract or surpass the term of the lease.

PARAGRAPH ONE

The contracts signed between TEQUIMAR and third parties referred to in the main body of this Clause are governed by the norms of applicable private law and, as and when the case, by labour legislation, and no judicial relationship is established between the third parties and CODEBA.

PARAGRAPH TWO

TEQUIMAR has a special obligation to ensure that, in its contracts with third parties, with the objective integrated with the leasing activities, the rules of this Leasing Contract are rigorously adhered to along with all the other pertinent legal and technical norms and regulations.

CLAUSE TWENTY TWO - OBTAINING LICENSES

It is up to TEQUIMAR to obtain from the respective bodies all the licenses and authorizations necessary to carry out the work and operations in the leased PORT INSTALLATIONS the object of this present Contract.

CLAUSE TWENTY THREE - ENVIRONMENTAL PROTECTION

TEQUIMAR is obliged to comply with the items of the pertinent federal, state and municipal legislation concerning environmental protection related to the obligations assumed in this leasing Contract.

SOLE PARAGRAPH

TEQUIMAR will send CODEMA, as well as required by the same to comply with the requirements made by the competent entities, a report about:

I.	the possible environmental impacts provoked as a result of the port works and operations carried out during the period in question;

II.	the actions adopted to mitigate or compensate the effects of possible environmental impacts provoked;

III.	the expected environmental impacts and the subsequent mitigation and compensation measures taken; and

IV.	the environmental damage, whenever it occurs.

CLAUSE TWENTY FOUR - THE ENVIRONMENT

The environmental licensing process for the leased PORT INSTALLATIONS, if necessary, are the complete responsibility of TEQUIMAR. The accompanying and monitoring of the Environmental programs and other activities related in the area of the Organized Port will be carried out in partnership with CODEBA, through its Environmental Guarantee Technical Committee.

SOLE PARAGRAPH

TEQUIMAR will make the respective reimbursement to CODEBA for the possible value of the cost of the activities related to the Environmental programs referred to in the main body of the above-mentioned Clause and specifically allocated to the leased PORT INSTALLATIONS in the form and conditions presented and justified as and when these expenses have to be paid.

PARAGRAPH ONE

All the communications between CODEBA and TEQUIMAR will be made through Supervisory personnel.

PARAGRAPH TWO

It is the job of the Supervisory personnel to send and monitor all the actions and respective terms for the stages of implementation of work and operations in the CODEBA area and related to this Contract.

PARAGRAPH THREE

The Supervisory personnel have to be notified of all the facts related to the implementation of this Contract.

PARAGRAPH FOUR

CODEBA will notify TEQUIMAR of any irregularities noted, allotting them specific time periods for the required corrective actions to be taken, or run the risk of being penalized as determined in this present leasing Contract if the situation is not regularized.

PARAGRAPH FIVE

The supervision by CODEBA does not exclude or diminish TEQUIMAR’s responsibility for the faithful implementation of this Leasing Contract.

PARAGRAPH SIX

TEQUIMAR is still subject to supervision by the customs, sanitary, health and other legally constituted authorities in the areas of their respective concerns.

CLAUSE TWENTY SIX - FAILURE TO IMPLEMENT AND CONTRACT RESCINDMENT

CODEBA can rescind the Leasing Contract in cases of a serious violation of TEQUIMAR’s obligations, as well in the other cases itemized in this Contract and in any one of the situations, independent of its numbered order:

I.	deviation from the contractual objective by TEQUIMAR;

II.	closure of TEQUIMAR;

III.	TEQUIMAR declaring itself bankrupt or filing for creditor protection;

IV.	subleasing or transfer of leasing without the express authority from CODEBA;

V.	failure to make 3 (three) successive monthly payments by TEQUIMAR;

VI.	interruption of the implementation of this Contract without justifiable cause, duly communicated to CODEBA’s judge;

VII.	the carrying out of port operations that infringe on any applicable legal norms and regulations;

VIII.	failure to comply with judicial decisions;

IX.	occupation or use of the area other than that established in this instrument; and

X.	the use of the leased area by CODEBA to meet demands of duly motivated public interest.

PARAGRAPH ONE

The rescindment of the Leasing Contract under any of the hypotheses in the main body this Clause, with the exception, in the last case, of the terms in item “X”, should be preceded by verification of TEQUIMAR’s debt situation (default) in an administrative process, assuring it the right to a full defence.

PARAGRAPH TWO

The administrative process for default will not be initiated prior to communicating this fact and the details to TEQUIMAR, particularly the failure to comply with contractual obligations referred to in this Contract, giving a period of 15 (fifteen) calendar days to correct the failures in transgressions pointed out, and if the irregularities are not completely ironed out, a new, identical and last communication will be made giving the same period for the cleaning up of TEQUIMAR.

PARAGRAPH THREE

Once the administrative process is initiated and TEQUIMAR’s default proved, the rescission will be declared by an act from the competent authority of CODEBA, independent of the indemnity calculated during the process.

PARAGRAPH FOUR

The indemnity mentioned in the previous paragraph will be owed to cover the acquisition costs of the non-depreciated convertible goods or amortizations, discounting, as and when the case, the value of the contractual fines and damage caused by TEQUIMAR.

PARAGRAPH FIVE

The Leasing Contract can be rescinded by TEQUIMAR in the event of failure to comply with the contractual norms of CODEBA, establishing the possible indemnity due.

PARAGRAPH SIX

The leased land always has to be returned during the Contract period whenever in Public Interest, with payment of the due amount of indemnity.

CLAUSE TWENTY SEVEN - JUSTIFIABLE CAUSES FOR FAILURE TO IMPLEMENT THE CONTRACT

Failure to implement the Leasing Contract, the result of an Act of god, principle, administrative reasons or unexpected interference that delay or impede the partial or total adjustment will effectively exonerate TEQUIMAR from any responsibility for failing to comply with its obligations associated with the Leasing Contract, as long as these facts can be justified and proved by TEQUIMAR.

CLAUSE TWENTY SEVEN - PENALTIES

TEQUIMAR, if it fails to comply with any of the clauses of this Contractual Instrument or if it infringes any existing laws will be subject to a fine of 2% (two percent) of the sum of the monthly instalments due over the 12 (twelve) months prior to the default.

SOLE PARAGRAPH

The penalties herein established do not exclude any others itemized in this Contract or the Law, nor TEQUIMAR’s responsibility for losses or damages caused to CODEBA and/or third parties as a result of its contractual default.

CLAUSE TWENTY NINE - INTERVENTION

CODEBA can intervene in the leasing, as seen in Paragraph One of this clause, to guarantee the provision of service in the terms defined in Clause Fifteen of this Contract, as well as the faithful compliance with the contractual norms, pertinent regulations and laws.

PARAGRAPH ONE

The intervention will only be made after all the other measures assuring CODEBA’s rights in this Contract have proved ineffective and, by an act taken by CODEBA, which will designate the intervener, the term of intervention and the objectives and limits of the measure.

PARAGRAPH TWO

Once the intervention has been declared, CODEBA should, within a period of 30 (thirty) days, instigate administrative proceedings to prove the determining causes behind the measure and verify responsibilities ensuring the right to a full defence.

PARAGRAPH THREE

If it is proven that the intervention failed to comply with the required legal presuppositions and regulations it will be declared null and void, and the service will be immediately returned to TEQUIMAR, without any loss of its right to indemnity.

PARAGRAPH FOUR

The administrative procedure referred to in the Second Paragraph should be concluded within a period of 180 (one hundred and eighty) days, or the intervention can be declared invalid.

PARAGRAPH FIVE

Once the intervention is over, and if the leasing is not cancelled, the service administration will be returned to TEQUIMAR, preceded by a statement of accounts provided by the intervener who will answer for the acts practiced during its management.

CLAUSE THIRTY - CANCELING OF THE LEASE

The lease can be cancelled due to:

I.	Maturity of the contractual term;

II.	Rescindment;

III.	The use of the area under the terms of Clause 26 (twenty six) item “X” and the third paragraph of this same clause;

IV.	Bankruptcy or closure of TEQUIMAR.

PARAGRAPH ONE

Once the leasing Contract is cancelled, CODEBA will take back the leasing rights with the effective reversal in ownership of the goods linked to the same and/or substituted goods.

PARAGRAPH TWO

CODEBA will proceed with the necessary surveys, valuations and settlements within a period of 90 (ninety days) from the date the leasing contract was rescinded, except in the hypothesis of the maturity of the contractual term, when these actions should be carried out beforehand.

PARAGRAPH THREE

On reversion, assuming the cancelling of the leasing due to its coming to term, this will be carried out without any indemnity.

PARAGRAPH FOUR

The annulment of the Tender Offer, which resulted in this present Leasing Contract, decided in either an administrative or judicial process, will be a determining factor in the cancelling of the Contract, with the collection of reciprocal debts and indemnities due, their compensation and settlement of the outstanding balance.

PARAGRAPH FIVE

Once the leasing Contract is canceled, the PORT INSTALLATIONS will immediately be reassumed by CODEBA or the new Lease Holder, if there is one, proceeded by the necessary valuations and settlements.

PARAGRAPH SIX

The leased PORT INSTALLATIONS should be free and unencumbered from any goods and/or equipment that do not directly affect the normal leasing benefits and be in perfect working condition, a fact that should be verified by a technician from CODEBA.

PARAGRAPH SEVEN

On the assumption that the CODEBA building is not handed over, the value of monthly remuneration for the lease will be increased, automatically and independently from any prior notification, by 50% (fifty percent) from the month subsequent to the cancellation of the Contract until the effective and complete withdrawal of TEQUIMAR.

PARAGRAPH EIGHT

When the area is returned, TEQUIMAR should do so without any pending debts, including those with its suppliers of water and electricity, under the hypothesis that these were not supplied by CODEBA.

PARAGRAPH NINE

On the event of the anticipated termination of the lease, the result of a mutual agreement between the two parties concerned, the instrument dissolution should contain clear and detailed rules about the equity composition after the adjustment.

CLAUSE THIRTY ONE - GOODS INCLUDED IN THE LEASING CONTRACT

For the effects of reversion on the cancellation of this Contract, included in the leasing are the existing port installations in the leased areas, including any substitutes, as well as those that were incorporated during the improvements made by TEQUIMAR.

CLAUSE THIRTY TWO - CUSTODY AND THE SECURITY OF GOODS INCLUDED IN THE LEASING CONTRACT

TEQUIMAR is responsible for the custody and security of the goods included in the Leasing Contract.

PARAGRAPH ONE

TEQUIMAR cannot, for any reason whatsoever sell or encumber the goods referred to in Clause Thirty two.

PARAGRAPH TWO

TEQUIMAR is obliged to inform CODEBA and the public authorities of any illegal or illicit acts or facts that it is aware of due to the activities the object of this leasing Contract.

CLAUSE THIRTY THREE - REVERSION OF GOODS INCLUDED IN THE LEASING

At the end of this Contract, CODEBA will reassume control of the existing civil works, large scale equipment, communication and IT systems, electrical and data communications installations, control and security systems, as well as all the port installations constructed by TEQUIMAR according to the terms of this Contract.

PARAGRAPH ONE

The reversion of goods, in the event of the maturity of the contractual term or the anticipated recovery detailed n item “X” of Clause Twenty Six, CODEBA will make the payments associated with the outstanding investment instalments linked to the reversible goods still not depreciated or fully amortized and that have been made with the prior approval of CODEBA, so as to guarantee the continuity an modernized nature of the service provided.

PARAGRAPH TWO

In the other cases of rescindment detailed in Clause Twenty Six, concerning the payments detailed in the previous paragraph, as detailed in the process, the damage caused by TEQUIMAR will be discounted along with the value of any contractual fines.

PARAGRAPH THREE

In the event of the dissolution or settlement by TEQUIMAR, the respective sharing of respective equity cannot proceed without CODEBA’s agreement by means of an inspection carried out by the same, and ensuring that the reversible goods are free of any onus and that any payments due to CODEBA are ensured.

CLAUSE THIRTY FOUR - TERM FOR THE REVERSION OF GOODS

On the cancellation of the leasing an inspection of the goods included in the leasing will be made for the purposes detailed in this Contract, and a “term of Reversion of Goods” drawn up for those in the custody of TEQUIMAR or included in the leasing, with a detailed indication of the state of conservation of the same.

CLAUSE THIRTY FIVE - TRANSFER OF GOODS INCLUDED IN THE LEASING

The list of goods included in this contract will be updated together by both parties at the end of the works, including all expansions and modifications made during the term of this Contract.

PARAGRAPH ONE

The transfer of goods in the event of their reversion to CODEBA, will be made using a “Term” signed by a representative from CODEBA and a legal representative of TEQUIMAR.

PARAGRAPH TWO

The goods should be maintained in normal working conditions so that when they are handed over to CODEBA they are in a perfect operating state, except when the result of the normal process of wear and tear, or substituted, if they become unusable,.

PARAGRAPH THREE

If the goods delivered to CODEBA are not in the conditions detailed in the previous Paragraph, TEQUIMAR will indemnify CODEBA an amount calculated in the appropriate legal terms, preferably with the mutual agreement of both parties.

CLAUSE THIRTY SIX - INSURANCE

TEQUIMAR is obliged to pay the premiums and maintain up to date all the necessary insurance policies to guarantee effective cover for all the risks inherent in the leasing – goods and personnel – including against third parties according to the applicable legislation and when the f delivery of the areas is made by CODEBA.

CLAUSE THIRTY SEVEN - GUARANTEES

To ensure the full compliance with the clauses and conditions established in this Contract, TEQUIMAR will provide a guarantee in the form of one of the types determined in Art. 58 of Law N° 8,666/93, and its subsequent alterations by Federal Law N° 8,987/95 and by the other applicable legal and regulatory norms as well as the Clauses of this Contract.

CLAUSE THIRTY EIGHT - JUDICIAL AND FISCAL REGIME GOVERNING THE CONTRACT’S AND THE LEASE

This lease is governed by Federal Law Nº 8,630 of 1993, Federal Law Nº 8,666 of 1993, and the alterations made by Nº 8,987 of 1995, when applicable, and by the other applicable legal norms and regulations as well as the Clauses of this Contract.

PARAGRAPH ONE

The port operations carried out by TEQUIMAR are subject, in the terms and conditions of applicable Brazilian legislation, to the fiscal regime effective during the term of the leasing agreement.

PARAGRAPH TWO

This Contract is regulated by the Clauses contained herein and the precepts of public right, with the additional application of the principles of General Contract Theory and the items of private rights, and should be faithfully carried out by both parties with each answering for the consequences of failing, either partially or fully, with the failure to comply with the same.

CLAUSE THIRTY NINE - INTERPRETATION OF THE LEASING CONTRACT

Any discrepancies surrounding the application of the contractual clauses that possibly cannot be adhered to, referring to the general rules of interpretation, shall be resolved hierarchically in accordance with the following criteria:

I.	the norms of Federal Law Nº 8,630 of 1993 prevail over any others;

II.	the norms of Federal Law Nº 9,491 of 1997, as and when applicable;

III.	the general norms of Federal Law Nº 8,987 of 1995, as and when applicable;

IV.	the norms of Federal Law Nº 8,666 of 1993, and subsequent alterations, as applicable to the leasing agreement;

V.	The procedural norms determined in the TERMS and CONDITIONS, with the respective ANNEXES, that resulted in this leasing Contract; and

VI.	The clauses of this Contract and its ANNEXES.

CLAUSE FORTY - PARTIAL INVALIDITY OF THE LEASING CONTRACT

If any item of this Leasing Contract is considered null or invalid and this fact does not affect the other items, they can remain effective.

CLAUSE FORTY ONE - OF THE TRANSFER OF LEASING AND SUBLEASING

TEQUIMAR is not permitted to transfer or sublease, without the express agreement of CODEBA, and in accordance with the requirements detailed in Art. 27 of Law Nº 8,987/95.

CLAUSE FORTY TWO - OF RESOURCES

Of acts taken by CODEBA’s during the implementation of this Leasing Contract that are not subject to the administrative procedures detailed in this instrument, referral should be made to ANTAQ – the National Agency for Waterway Transport.

CLAUSE FORTY THREE - VALIDITY AND MANAGEMENT OF THE CONTRACT

This Leasing Contract will be effective from the date of signing by both parties, and its administrative management will be the job of CODEBA through its technical areas.

PARAGRAPH ONE

All communications between TEQUIMAR and CODEBA will be made through the supervisory channels, any director of CODEBA or manager of TEQUIMAR.

PARAGRAPH TWO

It is the job of the Supervisory team to send and monitor all the actions taken and their respective terms of implementation, within the sphere of CODEBA, related to the present Contract.

PARAGRAPH THREE

The Supervisory team should be notified of all the facts related to the implementation of this Contract.

CLAUSE FORTY FOUR - VALUE OF THE LEASING CONTRACT

For legal purposes, the present Leasing Contract is given a global value estimated at the Net Present Value (VPL) of R$4,988,963.67 (four million, nine hundred and eight thousand, nine hundred and sixty three reias and sixty seven centavos), as defined in section “a” of item Nº 70 in the Terms and Conditions of this Contract.

CLAUSE FORTY FIVE - THE LEGAL JURISDICTION FOR THE LEASING CONTRACT

The parties elect the Legal Jurisdiction of the City of Salvador in the State of Bahia as competent to resolve any doubts or controversy arising from the present instrument, with the express renouncement of any other, however privileged it may be.

Being thus duly in agreement, the parties hereby sign the 2 (two) copies of this instrument, of equal content and form, in the presence of the undersigned witnesses.

Salvador, 31 July 2002

AFRISO VIERA LIMA President of CODEBA	JOEL LOPES FERNANDES General Administrative and Financial Director of CODEBA

MARCOS MAINHO LUTZ Superintendent Director of TEQUIMAR	CARLOS ALBERTO TESSAROLLO WINTER General Manager of TEQUIMAR

WITNESSES:

1.____________________

2. ____________________